UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Edwards Lifesciences Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 7, 2004

Mr. Edward Corrao

Fidelity Management & Research Company

82 Devonshire Street, E30E

Boston, MA 02109

                Re:  Edwards Lifesciences Corporation (the “Company”)

Dear Mr. Corrao,

                This will confirm our conversation regarding the Company’s proposed amended and restated Nonemployee Directors and Consultants Stock Incentive Program (the “Program”), which is Proposal 2 in the Company’s Proxy Statement dated as of April 7, 2004.

                Based on our conversation, please be advised that it is the intention of management to recommend to the Board of Directors that it amend the Program in two respects:

1)              To limit to no more than 60,000 shares (out of a total of 600,000 available for issuance under the Program) the number of shares that will be used for Initial Awards of Restricted Stock Units, as described in Article 11.1 of the Program, with two-year vesting.  After reaching this limit, the Company will provide Initial Awards with vesting periods no shorter than three years.

2)              To incorporate directly into the Program the currently existing New York Stock Exchange rules with regard to shareholder control over equity compensation programs and material modifications thereto, which rules are currently incorporated by cross-reference in Article 16.1.

Edwards Lifesciences recognizes the importance of good corporate governance as a means of addressing the needs of the Company’s stockholders, employees, customers, suppliers and community.  Please do no hesitate to contact me if you have any questions.  My telephone number is (949) 250-6819.

Sincerely yours,

/s/ Bruce P. Garren

Bruce P. Garren
Corporate Vice President,
General Counsel and Secretary